                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Sizeler Property Investors, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       SIZELER PROPERTY INVESTORS, INC.
                            2542 Williams Boulevard
                           Kenner, Louisiana   70062



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 8, 1998


To the Stockholders:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sizeler Property Investors, Inc. (the "Company") will be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida, on Friday, May 8, 1998, at 10:00 a.m., local time, for the following purposes:


     1. To elect three directors to serve until the annual meeting of stockholders in 2001 or until their successors are duly elected and qualified.

     2. To consider and act upon proposed amendments to the Company's Restated Certificate of Incorporation, as amended, to provide for increases in the number of authorized shares of the Company's capital stock.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 24, 1998 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for inspection by any stockholder for any purposes germane to the meeting for ten days prior to the meeting during ordinary business hours at the principal office of the Company, 2542 Williams Boulevard, Kenner, Louisiana 70062.

     The Company's Board of Directors would like to have as many stockholders as possible present or represented at the Annual Meeting. If you are unable to attend in person, please vote, sign, date and return your enclosed proxy card promptly so that your shares may be voted. Postage is not required for mailing in the United States. The Company will reimburse stockholders mailing proxy cards from outside the United States for the cost of mailing.


                              By Order of the Board of Directors



                              THOMAS A. MASILLA, JR.
                              President


DATE:  April 3, 1998

================================================================================
  STOCKHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
================================================================================

                                                                   April 3, 1998


                       SIZELER PROPERTY INVESTORS, INC.
                            2542 Williams Boulevard
                           Kenner, Louisiana   70062

                                  __________


                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 8, 1998


     The following information is furnished in connection with the Annual Meeting of Stockholders of Sizeler Property Investors, Inc. (the "Company") to be held on Friday, May 8, 1998, at 10:00 a.m., local time, at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida (the "Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and form of proxy may be obtained from the Company's Secretary, 2542 Williams Boulevard, Kenner, Louisiana 70062. This Proxy Statement and the form of proxy will first be sent to stockholders on or about April 3, 1998.


                   SOLICITATION AND REVOCABILITY OF PROXIES


     The enclosed proxy for the Meeting is being solicited by the directors of the Company. Any person giving a proxy may revoke it any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may also be revoked by a stockholder attending the Meeting, withdrawing the proxy and voting in person.

     The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone or facsimile, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. The Company has retained Beacon Hill Partners, Inc. ("Beacon Hill") to assist with the solicitation of proxies and will pay Beacon Hill a fee of $4,500 plus reimbursement of out-of-pocket expenses for its services.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     The record date for determining shares of Common Stock, $.01 par value per share ("Shares"), entitled to vote at the Meeting has been fixed at the close of business on March 24, 1998. On that date there were 8,439,006 Shares outstanding, entitled to one vote each.

     The presence, in person or by properly executed proxy, of the holders of Shares entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding Shares is necessary to constitute a quorum. Shares represented by a properly signed, dated and returned proxy will be treated as present at the meeting for purposes of determining a quorum. Proxies relating to "street name" Shares that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum, but will not be treated as Shares having voted at the Meeting as to any proposal as to which the broker does not vote.

Security Ownership of Certain Beneficial Owners

     To the best of the Company's knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) owned beneficially, as of March 1, 1998, more than five percent of the outstanding Shares except as described in the following table:

                                           AMOUNT AND
                                           NATURE OF         PERCENTAGE
         NAME AND ADDRESS                 BENEFICIAL         OF SHARES
       OF BENEFICIAL OWNER                 OWNERSHIP         OUTSTANDING
       -------------------                 ---------         -----------
Southeastern Asset Management, Inc.         783,000(1)           9.3%
6075 Poplar Avenue
Suite 900
Memphis, TN 38119

Credit Suisse Asset Management              769,231(2)           9.1%
c/o BEA Associates
153 East 53rd Street
New York, NY 10022

Loomis Sayles & Company, L.P.               614,221(3)           7.3%
One Financial Center
Boston, MA 02111

Ryback Management Corporation               569,938(4)           6.3%
7711 Carondelet Avenue
Box 16900
St. Louis, MO 63105

Sidney W. Lassen                            577,155(5)           6.7%
2542 Williams Boulevard
Kenner, LA 70062

Palisade Capital Management, L.L.C.         549,900(6)           6.5%
One Bridge Plaza
Suite 695
Fort Lee, NJ 07024

Merrill Lynch Asset Management, L.P.        538,460(7)           6.4%
Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, NJ 08536
__________________________________

     (1) Based upon a Schedule 13G filed with the Securities and Exchange Commission ("SEC") dated February 4, 1998, which indicated that as of December 31, 1997 Southeastern Asset Management, Inc. ("Southeastern") had shared voting and dispositive power with respect to 783,000 Shares which are owned by Longleaf Partners Realty Fund, for which Southeastern is investment adviser.

     (2) Based upon a Schedule 13G dated February 19, 1998, filed with the SEC that Credit Suisse Asset Management had shared voting and dispositive power with respect to these Shares as of December 31, 1997.

     (3) Based upon a Schedule 13G dated February 12, 1998 filed with the SEC which indicated that Loomis Sayles & Company, L.P. beneficially owned a total of 614,221 Shares, with respect to which 471,916 it had sole voting power, 76,221 it had shared voting power, and 614,221 it had shared dispositive power.

     (4) Based upon a Schedule 13G dated January 23, 1998 filed with the SEC by Ryback Management Corporation ("Ryback"), which indicated that Ryback had sole voting and dispositive power with respect to 569,938 Shares, 561,538 of which are issuable upon the conversion of the Company's Convertible Subordinated Debentures due 2003 ("Debentures").

     (5) These Shares include (i) 7,000 Shares owned by the Company's deferred compensation account for the benefit of Mr. Lassen; (ii) 115,000 Shares Mr. Lassen has the right to acquire pursuant to exercisable options granted under the Company's 1986 Stock Option Plan (the "1986 Option Plan"), and the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan"); (iii) 77,500 Shares owned directly by Sizeler Realty Co., Inc. ("Sizeler Realty"), in which a beneficial minority interest is owned by Mr. Lassen and the balance is owned by the families of Mr. Lassen's wife, her mother's and her father's estate;
          (iv) 50,000 Shares owned by a limited liability company of which Mr. Lassen is manager and in which Mr. Lassen's wife owns a 26% interest; and (v) 12,400 Shares owned by a Lassen family partnership. These Shares do not include (i) 50,000 Shares subject to options granted to Mr. Lassen under the 1986 Option Plan and the 1996 Stock Option Plan, which options are not yet exercisable; (ii) 11,800 Shares with respect to which Mr. Lassen's daughter, Jill L. Botnick, has voting and investment power; (iii) 5,000 Shares held by Mr. Lassen's wife; or
          (iv) 30,000 Shares owned by I. William Sizeler, brother of Mr. Lassen's wife. Except with respect to the Shares subject to Mr. Lassen's option, Mr. Lassen disclaims beneficial interest in, and voting or investment power over, the Shares described in the preceding sentence.

     (6) Based upon a Schedule 13G dated February 4, 1998 filed with the SEC by Palisade Capital Management, L.L.C. ("Palisade"), which indicated that Palisade had sole voting and dispositive power with respect to the Shares.

     (7) Based upon a Schedule 13G dated January 30, 1998 filed with the SEC by Merrill Lynch Asset Management, L.P. and Princeton Services, Inc., which indicated that each had shared voting and dispositive power with respect to 538,460 Shares.


Security Ownership of Management

     The following table sets forth the Shares beneficially owned as of March 1, 1998 by each director, nominee for director and by the directors and officers of the Company as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the Shares set forth in the table.


                                                                PERCENTAGE
                                    AMOUNT AND NATURE            OF SHARES
                                 OF BENEFICIAL OWNERSHIP        OUTSTANDING
                                 -----------------------        -----------
J. Terrell Brown                         12,750(1)                   *%
Francis L. Fraenkel                     192,668(2)                  2.3
Harold B. Judell                         51,840(3)                   *
Sidney W. Lassen                        577,155(4)                  6.7
Thomas A. Masilla, Jr.                   82,384(5)                   *
James W. McFarland                       14,500(6)                   *
Richard L. Pearlstone                    52,848(7)                   *
Theodore H. Strauss                      25,100(8)                   *
All directors and                     1,009,245(9)                 11.6%
  executive officers as
  a group
------------------------
*    Indicates ownership of less than 1%.

(1) Includes 8,000 Shares Mr. Brown has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan and the 1996 Stock Option Plan.

(2) Mr. Fraenkel has sole voting power with respect to 11,500 Shares and sole dispositive power with respect to 145,400 Shares. Includes 5,000 Shares Mr. Fraenkel has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan and 30,768 he has the right to acquire beneficial ownership of Shares pursuant to the conversion of Debentures.

(3) Includes an option to purchase 15,000 Shares Mr. Judell has the right to purchase pursuant to exercisable options granted to Mr. Judell under the 1986 Option Plan and the 1996 Stock Option Plan.

(4)  See note (5) to table under "Security Ownership of Certain Beneficial
     Owners."

(5) Includes (i) 8,679 Shares owned by the Company's deferred compensation account for the benefit of Mr. Masilla and (ii) 69,000 Shares Mr. Masilla has the right to purchase pursuant to exercisable options granted under the 1986 and 1996 Option Plans.

(6) Includes 9,000 Shares Mr. McFarland has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan and the 1996 Stock Option Plan.

(7) Mr. Pearlstone shares voting and investment power over 12,000 of these Shares as co-trustee of certain trusts and has an economic interest in another 12,000 of these Shares as the beneficiary of certain trusts. Includes 19,000 Shares Mr. Pearlstone has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan and 1996 Stock Option Plan.

(8) Includes 10,000 Shares Mr. Strauss has the right to purchase pursuant to exercisable options granted under the 1986 Option Plan and 1996 Stock Option Plan.

(9)  See notes (1) through (8) above.

                           1.  ELECTION OF DIRECTORS


Information Concerning Directors

     The Company's Restated Certificate of Incorporation, as amended, provides that the number of directors shall be not less than five and not more than fifteen and that the directors shall be divided into three classes containing as nearly equal a number of directors as possible, with one class standing for election each year. The Board has set the number of directors at eight effective at the Meeting, and three of those directors are to stand for election at the Meeting. Each person so elected will serve until the annual meeting of stockholders in 2001 or until his successor is duly elected and shall qualify. The affirmative vote of a plurality of the Shares present at the Meeting is necessary for election of a director.

     The directors recommend a vote FOR the directors standing for election listed below. Unless instructed otherwise, proxies will be voted FOR these nominees. Although the directors do not contemplate that any of the nominees listed below will be unable to serve, if such a situation arises prior to the Meeting, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

     The following table sets forth information regarding the directors standing for election and directors whose terms continue beyond the Meeting.

     NAME, TENURE AND
     POSITION(S) WITH                PRINCIPAL OCCUPATION AND BUSINESS
     THE COMPANY                AGE  EXPERIENCE FOR PAST FIVE YEARS (1)
     ----------------           ---  ----------------------------------
                  DIRECTORS STANDING FOR ELECTION
                  -------------------------------
J. Terrell Brown                58  Chairman and Chief Executive Officer
     Director since 1995            of United Companies Financial Corp.
                                    (financial services)

Harold B. Judell                83  Senior partner in the law firm of
     Director since 1986            Foley & Judell, LLP.

Richard L. Pearlstone           50  President of Pearlstone Group, Inc.
     Director since 1986            (investments) since 1995; President of Delta
                                    Properties, Inc. (commercial real estate development); Chief Executive Officer of
                                    Cross Keys Asset Management, Inc.
                                    (investment advisors).

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
                     ------------------------------------
Francis L. Fraenkel             65  President of Delta Capital Management, Inc.
     Director since 1993            (investment management) since 1992.

Sidney W. Lassen                63  Chairman of the Board and Chief Executive
     Chairman of the Board,         Officer of the Company since 1986;
     Chief Executive Officer        Chairman of the Board and Chief Executive
     and Director since 1986        Officer of Sizeler Realty Co., Inc.

                     DIRECTORS WHOSE TERM EXPIRES IN 2000
                     ------------------------------------
Thomas A. Masilla, Jr.          51  Vice Chairman of the Company since 1994,
     Vice Chairman since 1994,      President and Principal Operating Officer
     President and Principal        since 1995 and Chief Financial Officer
     Operating Officer since        since 1996; Consultant to the Company and
     1995, Chief Financial          Sizeler Realty Co., Inc. from 1992 to 1994;
     Officer since 1996, and        Consultant from 1991 to 1994.
     Director since 1986

James W. McFarland              52  Dean of A.B. Freeman School of Business,
     Director since 1994            Tulane University.

Theodore H. Strauss             73  Senior Managing Director with Bear,
     Director since 1993            Stearns & Co. Inc.

___________________________

(1) Unless otherwise stated, each director has held the positions indicated for at least the past five years.

Other Directorships

     The directors of the Company serve on the Boards of Directors or the Boards of Trustees of the following publicly held companies:


    Director                                          Company
    --------                                          -------

J. Terrell Brown                             Freeport Sulphur
                                             Hibernia Corporation
                                             United Companies Financial Corp.

Francis L. Fraenkel                          Battery Park High Yield Fund


Harold B. Judell                             EastGroup Properties, Inc.

Sidney W. Lassen                             Hibernia Corporation

James W. McFarland                           American Indemnity Financial Corp.
                                             Petroleum Helicopter, Inc.
                                             Stewart Enterprises, Inc.

Theodore H. Strauss                          Clear Channel Communications, Inc.
                                             Hollywood Casino Corp.


Committees and Meeting Data

     The Executive Committee of the Board of Directors consists of Messrs. Judell, Lassen, Masilla, McFarland, Pearlstone and Strauss. It has all the authority of the Board of Directors (except for action relating to certain fundamental corporate changes) between Board meetings, including the authority to declare a dividend and to authorize the issuance of stock. The Executive Committee did not meet in 1997.

     The Audit Committee of the Board of Directors consists of Messrs. Brown, Fraenkel, Judell and McFarland. The Audit Committee met once during 1997. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective action; review and monitor the Company's policies regarding business ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and review the activities and recommendations of the Company's financial staff.

     During 1997, the Compensation Committee consisted of Messrs. Judell, Strauss and McFarland. The Compensation Committee met twice during 1997. The function of the Compensation Committee is to review the compensation program for executive officers and to administer the Company's 1986 and 1996 Option Plans.

     The Company does not have a separate nominating committee or any committee performing a similar function.

     During 1997 the full Board of Directors met on four occasions. All directors attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees of the Board on which such director served.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that directors, officers and more than 10 percent shareholders of the Company file reports with the Securities and Exchange Commission within the first 10 days of the month following any purchase or sale of Shares. The Company is not aware that any director failed to make such filings in a timely manner during 1997.

Executive Officers

     The following is a listing of the Company's executive officers. The day-to-day operational management of the Company's properties is performed by Sizeler Real Estate Management Co., Inc. pursuant to a management agreement which is described under the heading "Management Agreement."

Name, Tenure and
Position(s) with                    Principal Occupation and Business
the Company                    Age  Experience for Past Five Years
----------------               ---  ---------------------------------
Sidney W. Lassen                63  See table under "Information Concerning
     Chairman of the Board and      Directors."
     Chief Executive Officer
     since 1986

Thomas A. Masilla, Jr.          51  See table under "Information Concerning
     Vice Chairman since 1994,      Directors."
     President and Principal
     Operating Officer since
     1995, Chief Financial
     Officer since 1996, and
     Director since 1986

                            EXECUTIVE COMPENSATION



Summary Compensation Table. The following table contains information with respect to the annual and long-term compensation for the years ended December 31, 1997, 1996 and 1995 for the Company's chief executive officer and each other executive officer of the Company who received cash compensation in excess of $100,000 during 1997 (the "Named Officers").

                                                                    Long Term
                                               Annual              Compensation            All Other
                                            Compensation            Awards (1)          Compensation(2)
                                            ------------            ----------          ---------------
Name and Principal
Position                       Year      Salary      Bonus(3)        Options
--------                       ----      ------      --------        -------
Sidney W. Lassen               1997     $265,000     $46,000        30,000 shs              $ 26,500
 Chairman of the Board         1996      250,000      15,000        30,000 shs                25,000
 and Chief Executive           1995      250,000         -0-           -0-                    25,000
 Officer

Thomas A. Masilla, Jr.         1997     $210,000     $36,500        30,000 shs              $ 21,000
 Vice Chairman,                1996      195,000      12,000        30,000 shs                19,500
 President, Principal          1995      131,913       1,783        25,000 shs                16,000
 Operating Officer and
 Chief Financial
 Officer

---------------------------

     (1)  These options were granted under the 1986 and 1996 Option Plans.

     (2) This amount was paid under a nonelective deferred compensation agreement with each Named Officer, pursuant to which an amount of deferred compensation is credited annually to a bookkeeping account maintained for him. Upon the officer's election to retire at age 65, earlier termination of employment or death, the Company will pay him his vested interest in his account. His interest vests over a three year period.

     (3)  This amount was paid one-half in Shares and one-half in cash.


Option Grants. The following table gives information with respect to option grants made to the Named Officers during 1997. The information regarding potential realizable value assumes that the Shares will appreciate at the compounded percentage rate set forth in the table during the entire term of the option. There can be no assurance that such appreciation will occur.

                                                                                                        POTENTIAL REALIZABLE VALUE
                                                   % OF TOTAL                                              AT ASSUMED ANNUAL RATES
                                                  OPTIONS/SARS                                           OF STOCK PRICE APPRECIATION
                                                   GRANTED TO                                                 FOR OPTION TERM
                                                  EMPLOYEES IN                                                ---------------
                             OPTIONS/SARS         FISCAL YEAR        EXERCISE OR BASE        EXPIRATION
      NAME                     GRANTED              REALIZED           PRICE ($/SH)             DATE
      ----                     -------              --------           ------------             ----
                                                                                                                5%($)       10%($)
                                                                                                                -----       ------
Sidney W. Lassen              30,000(1)               50%                $10.25                1/30/07         $193,385    $490,076
Thomas A. Masilla, Jr.        30,000(1)               50%                $10.25                1/30/07         $193,385    $490,076

     (1) Becomes exercisable with respect to 15,000 Shares on January 30, 1998, and 15,000 Shares on January 30, 1999.

     Option Exercises and Fiscal Year End Option Values. The following table shows information with respect to the value realized by the Named Officers on the exercise of options during 1997 and the value of unexercised options held by the Named Officers as of December 31, 1997. Valuation calculations for unexercised options are based on the closing price of the Company's stock on the New York Stock Exchange (the "Exchange") on December 31, 1997 ($10.50).

                                                                                      VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                           OPTIONS/SARS AT               OPTIONS/SARS AT
                      SHARES ACQUIRED ON   VALUE           DECEMBER 31, 1997            DECEMBER 31, 1997
        NAME               EXERCISE      REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
        ----               --------      --------      -------------------------     -------------------------
Sidney W. Lassen              0             $0              100,000/45,000               $45,625/$35,625
Thomas A. Masilla, Jr.        0             $0               54,000/45,000               $42,925/$35,625

     Agreements with Executive Officers. The Company has entered into an agreement with each of its executive officers. Each agreement has a two-year term that is extended automatically each month so that the remaining term of the agreement is 24 months. Each officer is entitled to a minimum base salary under his agreement ($288,000 for Mr. Lassen and $222,000 for Mr. Masilla). The Board may terminate an agreement at any time with no further obligation upon a finding that an officer has breached or neglected his duties, and an officer may resign at any time upon 30 days' notice. The Board may also terminate an agreement at any time without cause; in that event, or upon death or disability, the officer is entitled to 24 months continued salary and benefits. Provisions for termination of employment upon a change of control supersede the agreements' regular termination provisions. Change in control is defined, subject to various qualifications, as the acquisition by a person or group of beneficial ownership of 20 percent or more of the Shares, together with a change in the composition of a majority of the Board. If, within 24 months of a change of control, either the Company terminates an officer's employment for reasons other than cause (as defined) or disability, or the officer resigns because of certain changes in the circumstances of his employment, the officer is entitled to a severance benefit equal to the lesser of (i) the amount deductible by the Company under section 280G of the Internal Revenue Code of 1986, as amended, or
     (ii) two times the sum of his annual salary and one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months plus continuation of life and health insurance benefits for 24 months.

     Compensation Committee Report. During 1997, the members of the Company's Compensation Committee were Messrs. Judell, Strauss and McFarland. The Compensation Committee believes that the primary goals of the Company's compensation policies should be as follows:

          . To provide total compensation opportunities for executive officers which are competitive with those provided to persons in similar positions in companies with which the Company competes for employees.

          . To strengthen the mutuality of interest between management and shareholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Share ownership by executive officers.

          . To ensure that the available retirement and capital accumulation programs will provide for sufficient income to allow management to retire.

          In furtherance of these policies the Company adopted the agreements with officers, Non-Elective Deferred Compensation Agreements which are described elsewhere in this Proxy Statement. The Company also adopted an Incentive Award Plan. The Compensation Committee believes that the employment agreements provide the Company's executive officers with sufficient compensation and security in their present positions. The Non-Elective Deferred Compensation Agreements provide future benefits to the executive officers for retirement. The Compensation Committee believes that the Incentive Award Plan will align the interests of the executive officers with those of the shareholders by (i) basing incentive awards on funds from operations per share ("FFO"), which the Company and the real estate investment trust industry believe to be an important measure of the financial performance of a real estate investment trust, and (ii) paying 50% of each incentive award in Shares. The Incentive Award Plan also grants the Compensation Committee discretion to make awards less than those indicated by the Incentive Award Plan's targets if the Compensation Committee believes that reduction is appropriate. The Compensation

     Committee will continue to evaluate the Company's compensation program to determine whether it is providing the incentives for which it is intended.

          The Compensation Committee believes that the main purpose of base compensation is to provide sufficient compensation to the executive officers of the Company relative to salary levels for other real estate investment trusts and the officer's level of responsibility. With respect to Mr. Lassen, the Company's chief executive officer, the Committee considered a number of factors in setting the compensation set forth in the agreement with him, the most important of which were the level of compensation paid to chief executive officers of other real estate investment trusts the same relative size as the Company (the Company's size has increased significantly over recent years through acquisitions of new properties) and the success of the Company's program instituting operating efficiencies, controlling costs and increasing rental rates and percentages leased, which was developed under Mr. Lassen's direction.

          In determining compensation to be paid to the executive officers of the Company other than Mr. Lassen in 1997, the Compensation Committee designed its compensation policies to align the interests of the executive officers of the Company with the Company's business strategy. These policies are intended to reward executives for putting into effect the Company's long-term strategic plan and for enhancing shareholder value, while at the same time providing sufficient compensation to executives so that the Company can retain the services of executives whose abilities are critical to the Company's long-term success.

          The Compensation Committee believes that long term stock-based incentive compensation encourages senior management to operate in a manner consistent with the interests of the Company's stockholders. In 1997, the Company granted Mr. Lassen and Mr. Masilla options to purchase 30,000 Shares each.

          The Compensation Committee believes that FFO is an important measure of the financial performance of a real estate investment trust, and the Incentive Award Plan bases its awards on FFO. The Company's FFO increased from $1.28 in 1996 to $1.37 in 1997. Because of this, the Compensation Committee decided to grant bonuses to executive officers of the Company totalling $82,500 (paid one-half in cash and one-half in Shares).

                               HAROLD B. JUDELL
                              THEODORE H. STRAUSS
                              JAMES W. McFARLAND
                     Members of The Compensation Committee

          This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement and any portion thereof into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

     Performance Comparison Set forth below is a line graph comparing the percentage change in the cumulative return to shareholders on the Company's Shares over the five years ending December 31, 1997 against the cumulative return of the Standard & Poor's 500, the Wilshire REIT Index, the Wilshire RE Securities Index and a Peer Group of diversified REITs. The companies contained in the Peer Group are listed in the footnote below.

                       [PERFORMANCE GRAPH APPEARS HERE]

                               1992    1993    1994    1995    1996    1997
                               ----    ----    ----    ----    ----    ----
The Company                  100.00  113.15  112.99  106.91  127.98  151.98
---------------------------------------------------------------------------
Wilshire REIT
Index                        100.00  113.21  116.17  126.65  155.02  185.49
---------------------------------------------------------------------------
Wilshire RE
Securities Index             100.00  116.02  118.20  128.63  185.42  189.42
---------------------------------------------------------------------------
S&P 500                      100.00  110.08  111.53  153.44  188.52  251.44
---------------------------------------------------------------------------
Sizeler Property
Investors Peer
Group (1)                    100.00  116.43  123.47  146.48  194.12  234.84
===========================================================================

     (1)  The Peer Group consists of the following companies in addition to the
Company: Arizona Land Income Corporation, Boddie-Noell Properties, BRT Realty Trust, Colonial Properties Trust, Cousins Properties Incorporated, CV REIT, Inc., Duke Realty Investments, Inc., EastGroup Properties, EQK Realty Investors I, Glenborough Realty Trust, Inc., HMG/Courtland Properties, Inc., Income Opportunity Realty Trust, Lexington Corporate Properties, Inc., MGI Properties, Property Capital Trust, Presidential Realty Corporation, Pennsylvania Real Estate Investment Trust, Pittsburgh & West Virginia Railroad, Realty ReFund Trust, Santa Anita Realty Enterprises, Inc., Starwood Financial Trust, Transcontinental Realty Investors, and Washington Real Estate Investment Trust.

Directors' Fees

     Directors who are also executive officers of the Company are not separately compensated for their services as directors. Directors who are not executive officers are compensated in accordance with the Company's 1994 Directors' Stock Ownership Plan (the "Directors' Plan"). The Directors' Plan provides for a stock award of 1,500 Shares to be made to each director annually on the first business day following January 15. A director may elect to be paid a cash substitute rather than all or part of an annual stock award. The cash substitute will equal 90 percent of the value of the Shares for which the director elects the cash substitute. Directors are also paid a meeting fee of $1,000 per board meeting.

Management Agreement

     The Company has a management agreement (the "Management Agreement") with Sizeler Real Estate Management Co., Inc. (the "Management Company"). The Management Company is a wholly-owned subsidiary of Sizeler Realty Co., Inc. ("Sizeler Realty"), in which a beneficial minority interest is directly owned by Sidney W. Lassen and the balance is owned by members of the families of Mr. Lassen's wife, and the estates of her mother and father. Mr. Lassen serves as an officer of Sizeler Realty.

     Under the Management Agreement, which was entered into when the Company was organized in October 1986 and which has been amended from time to time, the Management Company performs leasing and management services with respect to the operation of all of the Company's properties, including accounting and data processing services, collecting rents, making repairs, cleaning and maintenance, etc. Upon request of the Company, the Management Company performs or causes to be performed advertising, promotion, market research and management information services.

     Under the Management Agreement, the annual Management Fee is paid ratably on a monthly basis and is calculated based upon .65% of the Company's gross investment in real estate at the beginning of each year (as shown on the Company's audited financial statements for the previous year), and is adjusted for acquisitions or dispositions of property during a year effective upon the acquisition or disposition. At the end of each year, the Management Fee for that year is adjusted (either upward or downward) by the percentage increase or decrease in the Company's funds from operations per Share compared to the previous year.

     During 1997, the Company paid the Management Company $2,515,000 consisting of management and leasing fees and reimbursement for certain administrative expenses. FFO per share was $1.37 in 1997 and $1.28 in 1996. Accordingly, an upward adjustment of the Management Fee from .65% of the Company's gross investment in real estate to .697% was made by mutual agreement of the Company and the Management Company for the year ended December 31, 1997.

     The Company's By-Laws require that the directors of the Company not affiliated with Sizeler Realty or the Management Company (the "Unaffiliated Directors") determine at least annually that the compensation the Company contracts to pay for management services is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed in the Management Agreement. The determination is to be based upon such factors as the Unaffiliated Directors deem appropriate, including the size of the fee in relation to the size, composition and profitability of the Company's real property interests under management, the rates charged to other REITs and to investors other than REITs by firms performing similar services, the amount of additional revenues realized by such firm and its affiliates for other services performed for the Company's properties under management (including income, conservation or appreciation of capital) and the quality of those properties. The Unaffiliated Directors have approved the compensation paid to the Management Company for the year ended December 31, 1997 and have approved the renewal of the Management Agreement for 1998.

     The Management Agreement is renewable annually by the parties, subject to a determination by a majority of the Unaffiliated Directors that the Management Company's performance has been satisfactory, and subject to the termination rights of the parties. The Management Agreement may be terminated for any reason by either party upon 180 days' written notice.

Certain Transactions and Relationships

     In connection with the Company's acquisition of the improvements at the Westland Shopping Center in Kenner, Louisiana, in February 1987, the Company entered into a ground lease with the two trusts that own the land, the respective beneficiaries of which are Mr. Lassen's wife and brother-in-law. Under the ground lease, which expires in 2046, the Company pays the owners an annual rental of 8% of gross rental income (i.e., minimum and percentage rents) received from tenants of the center. For the year ended December 31, 1997, the total expense by the Company under the ground lease amounted to $51,000.

     The Company leases approximately 14,000 square feet at the Westland Shopping Center to Sizeler Realty. The lease provides for an annual rental of $84,300 plus a proportionate share of the center's operating expenses. The lease term expires January 31, 2002. Sizeler Realty has two five-year renewal options remaining.

     In March 1991, the Company purchased a one-half interest in the Southwood Shopping Center, a 40,000 square foot community shopping center in Gretna, Louisiana, from Sizeler Realty Co.(LaPalco), Inc. ("LaPalco"), a wholly owned subsidiary of Sizeler Realty, for $900,000. The Southwood Shopping Center is subject to a ground lease from Sidney W. Lassen and his wife, and I. William Sizeler, Mr. Lassen's brother-in-law, and his wife. The ground lease's term runs through March 31, 2031. The rent under the ground lease is 50% of cash flow (after debt service and certain other adjustments described below) up to a maximum of $225,000 and in the event the rental payment shall reach $225,000 in any year, it shall remain fixed at $225,000 for each year thereafter. For 1997, there were no payments under the ground lease. The Company and LaPalco each contributed their one-half interests in the Southwood Shopping Center to a partnership. Under the terms of the partnership agreement, the Company is to receive a preferential return equal to 11.25% of (i) its initial contributions to the partnership (valued at $900,000) plus (ii) any subsequent contributions less (iii) any distributions to the Company from sums available from sale or refinancing. Profit and loss allocations after this preferential allocation and the distribution of a like sum to LaPalco will be based on respective ownership interests. Payments of rent under the ground lease are subordinate to payment of the Company's preference. LaPalco is the primary obligor on a mortgage note payable, whose principal balance was approximately $1,247,000 on December 31, 1997, maturing in March 1999, secured by the Southwood Shopping Center guaranteed by Sizeler Realty, which LaPalco is obligated to satisfy out of its partnership distributions or other sources. In the event of a sale of the Southwood Shopping Center, proceeds would be distributed as follows: first, to the Company in the amount of any unpaid preferential return plus the amount of its contributions; second, to LaPalco in an amount equal to the greater of the amount distributed to the Company or the amount of financing still outstanding; and finally, to the partners in accordance with their respective interests.

     The Company, directly or through wholly-owned subsidiaries, owns its interests in Southland Mall, North Shore Square Mall, Delchamps Plaza, Hammond Square Mall, Westgate Shopping Center, Westland Shopping Center, Airline Park Shopping Center, Azalea Gardens Shopping Center, Colonial Shopping Center, Steeplechase Apartments, Garden Lane Apartments, Georgian Apartments, Colonial Manor Apartments and Magnolia Place Apartments through partnerships in which the Company has a 99% interest and its partner has a 1% interest. In each case, its partner is a wholly-owned subsidiary of Sizeler Realty.

     See "Management Agreement" for information concerning the compensation by the Company of the Management Company pursuant to the Management Agreement and the affiliation of a Company director and officer with the Management Company and its parent company, Sizeler Realty.

     2.   PROPOSAL TO ADOPT AMENDMENTS TO THE COMPANY'S RESTATED
          CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE
                      AUTHORIZED SHARES OF CAPITAL STOCK

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate"), provides that the Company may issue up to 30,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of March 1, 1998, the Company had issued or reserved for issuance approximately 14.7 million shares of Common Stock. The Board of Directors believes that it is important that the Company increase the number of authorized shares of Common Stock and Preferred Stock so that there will be Shares available to raise additional capital through issuances of Shares, to permit stock dividends or stock splits or to acquire property through the issuance of Shares. The Board also believes that the Company should have additional authorized shares of Preferred Stock, which could be used for the same purposes.

     The laws of the State of Delaware, under which the Company is incorporated, impose a franchise tax to which the Company is subject and which is calculated in part based on the number of authorized shares of the Company's capital stock. This tax has been increased substantially in recent years. Accordingly, the Company must weigh its need for additional authorized capital against the franchise tax cost imposed by having authorized but unissued capital. Conversely, the Board did not want to authorize too few shares of capital stock, which could reduce the Company's financial flexibility because of possible lengthy delays associated with soliciting stockholder approval for an amendment to increase authorized capital should the need arise on short notice. After consultation with counsel, the Board of Directors has determined to request stockholder approval of a series of amendments to the Certificate which would allow the Board of Directors, upon filing the appropriate amendment, to increase the authorized number of Shares and shares of Preferred

Stock in three steps over a ten year period. Notwithstanding stockholder approval of the amendments, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors could decide to abandon the filing of any such amendment. This will allow the Company to retain the flexibility to increase quickly its authorized capital by action of the Board of Directors, as corporate needs dictate, without subjecting the Company to Delaware franchise tax on authorized capital not presently needed.

     Based upon the foregoing, the Board of Directors approved and unanimously recommends that the stockholders adopt amendments to the Certificate to increase the number of authorized Shares from 30,000,000 to 45,000,000 in three 5,000,000 share increments by filing up to three amendments to the Certificate over the next ten years and to increase the number of authorized shares of Preferred Stock from 6,000,000 to 9,000,000 in three 1,000,000 shares increments by filing three amendments to the Certificate over the next ten years.

THE AMENDMENTS

            [THE TEXT OF THE AMENDMENTS IS SET FORTH IN EXHIBIT A].

     The Certificate presently authorizes 30,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock. The series of amendments with respect to Shares would increase the number of authorized Shares by 5,000,000 per proposed amendment, giving the Board the ability to increase the authorized number of Shares to 45,000,000 over the next ten years.

     The series of amendments with respect to shares of Preferred Stock would increase the number of authorized shares of Preferred Stock by 1,000,000 Shares per proposed amendment, giving the Board the ability to increase the number of authorized shares of Preferred Stock from 6,000,000 to 9,000,000 over the next ten years.

     The increase in authorized capital will not have any immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, the existing shareholders' percentage equity ownership will decrease and, depending on the price at which shares are issued, could have the effect of diluting the earnings per share and book value per share of outstanding Shares. The holder of Shares have no preemptive rights. The increase in the authorized capital and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders by diluting the stock ownership or voting rights of a person seeking to obtain control of the Company.

VOTING REQUIREMENTS

     The votes with respect to each of the six amendments set forth in Exhibit A will be tallied separately. The affirmative vote of a majority of the outstanding Shares is necessary to approve each amendment.

                              3.   OTHER MATTERS

     The directors know of no business to be brought before the Meeting other than as set forth above. If, however, any other business should properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their best judgment on such matters.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick, LLP, independent accountants, has audited the books of the Company since 1995. The Board of Directors has not yet appointed a firm to act as auditors for the fiscal year ending December 31, 1998. A representative of KPMG Peat Marwick, LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.


                      STOCKHOLDER PROPOSALS FOR THE 1999
                        ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals must be received by the Company at its office at 2542 Williams Boulevard, Kenner, Louisiana 70062 no later than December 3, 1998, in order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders.



                              By Order of the Board of Directors

                              THOMAS A. MASILLA, JR.
                                    President

                                   EXHIBIT A

                        PROPOSED AMENDMENTS TO RESTATED
                   CERTIFICATE OF INCORPORATION, AS AMENDED,
                   REGARDING INCREASES IN AUTHORIZED CAPITAL

     The shareholders are being asked to approve the following amendments to the beginning language of Article FOURTH of the Company's Restated Certificate of Incorporation, as amended:

     FOURTH: The Corporation is authorized to issue two (2) classes of stock, as follows:

[The following are three (3) amendments with respect to Common Stock].

     (a) COMMON STOCK. The total number of shares of Common Stock which the Corporation shall have the authority to issue shall be Thirty-Five Million (35,000,000) shares and the par value of each such shares is one cent ($.01).

     (a) COMMON STOCK. The total number of shares of Common Stock which the Corporation shall have the authority to issue shall be Forty Million (40,000,000) shares and the par value of each such shares is one cent ($.01).

     (a) COMMON STOCK. The total number of shares of Common Stock which the Corporations shall have the authority to issue shall be Forty-Five Million (45,000,000) shares and the par value of each such share is one cent ($.01).

[The following are three (3) amendments with respect to Preferred Stock].

     (b) PREFERRED STOCK. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Seven Million (7,000,000) shares, and the par value of each such share is one cent ($.01).

     (b) PREFERRED STOCK. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Eight Million (8,000,000) shares, and the par value of each such share is one cent ($.01).

     (b) PREFERRED STOCK. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Nine Million (9,000,000) shares, and the par value of each such share is one cent ($.01).

                                                                           PROXY

SIZELER PROPERTY INVESTORS, INC.
2542 Williams Boulevard
Kenner, Louisiana   70062

                                               THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS


The undersigned hereby appoints SIDNEY W. LASSEN and THOMAS A. MASILLA, JR. and each or either of them, Proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of Sizeler Property Investors, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at The Ritz-Carlton Hotel, 100 South Ocean Boulevard, Manalapan, Florida on Friday, May 8, 1998 at 10:00 a.m., local time, or any adjournment thereof, and directs that the shares represented by this Proxy shall be voted as indicated below:


1. ELECTION OF DIRECTORS: Election of the three nominees listed below to serve until the annual meeting of stockholders in 2001 and until their successors are duly elected and qualified.

   [_]  FOR all nominees listed                 [_]  WITHHOLD AUTHORITY
        below (except as marked                      to vote for all
        to the contrary below)                       nominees listed
                                                     below

INSTRUCTION:   To withhold authority to vote for any individual nominee, strike a line through his name in the list below:

     J. Terrell Brown, Harold B. Judell and Richard L. Pearlstone

2. Proposal to increase number of authorized shares of Common stock to 35,000,000.

          [_]  FOR            [_]  AGAINST          [_]  ABSTAIN

3. Proposal to increase number of authorized shares of Common Stock to 40,000,000.

          [_]  FOR            [_]  AGAINST          [_]  ABSTAIN

4. Proposal to increase number of authorized shares of Common Stock to 45,000,000.

          [_]  FOR            [_]  AGAINST          [_]  ABSTAIN

5. Proposal to increase number of authorized shares of Preferred Stock to 7,000,000.

          [_]  FOR            [_]  AGAINST          [_]  ABSTAIN

6. Proposal to increase number of authorized shares of Preferred Stock to 8,000,000.

          [_]  FOR            [_]  AGAINST          [_]  ABSTAIN

7. Proposal to increase number of authorized shares of Preferred Stock to 9,000,000.

          [_]  FOR            [_]  AGAINST          [_]  ABSTAIN

8. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS FAVORS A VOTE FOR THE PROPOSALS ABOVE. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 7.

Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.


                                    Dated_____________________, 1998


                                    ________________________________
                                      Signature


                                    ________________________________
                                      Signature

                                    Joint owners should each sign. Executors, administrators, trustees, guardians and corporate officers should give title.




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